Exhibit 10.39

PURCHASE AND SALE CONTRACT

BETWEEN

NATIONAL PROPERTY INVESTORS 6,
a California limited partnership

AS SELLER

AND

DRA FUND VIII LLC,
a Delaware limited liability company

AS PURCHASER

Colony at Kenilworth

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7.2. General Operation of Property	20
7.3. Liens	20
7.4. Zoning	20
7.5. Management Agreement	20
7.6. Rent-Ready Units	20
7.7. Delivery of Notices	20
7.8. Tax Reduction Proceedings	20
ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING	20
8.1. Purchaser’s Conditions to Closing	20
8.2. Seller’s Conditions to Closing	21
ARTICLE IX BROKERAGE	22
9.1. Indemnity	22
9.2. Broker Commission	22
ARTICLE X DEFAULTS AND REMEDIES	22
10.1. Purchaser Default	23
10.2. Seller Default	23
ARTICLE XI RISK OF LOSS OR CASUALTY	24
11.1. Major Damage	24
11.2. Minor Damage	24
11.3. Closing	25
11.4. Repairs	25
ARTICLE XII EMINENT DOMAIN	26
12.1. Eminent Domain	26
ARTICLE XIII MISCELLANEOUS	26
13.1. Binding Effect of Contract	26
13.2. Exhibits and Schedules	26
13.3. Assignability	26
13.4. Captions	26
13.5. Number and Gender of Words	27
13.6. Notices	27
13.7. Governing Law and Venue	29
13.8. Entire Agreement	29
13.9. Amendments	29
13.10. Severability	29
13.11. Multiple Counterparts/Facsimile Signatures	29
13.12. Construction	30
13.13. Confidentiality	30
13.14. Time of the Essence	30
13.15. Waiver	30
13.16. Attorneys Fees	30
13.17. Time Zone/Time Periods	30

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13.18. 1031 Exchange	31
13.19. No Personal Liability of Officers, Trustees or Directors	31
13.20. ADA Disclosure	31
13.21. No Recording	31
13.22. Relationship of Parties	31
13.23. AIMCO Marks	32
13.24. Non-Solicitation of Employees	32
13.25. Survival	32
13.26. Multiple Purchasers	32
13.27. WAIVER OF JURY TRIAL	32
ARTICLE XIV LEAD–BASED PAINT DISCLOSURE	32
14.1. Disclosure	32

EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	Legal Description
Exhibit B	Form of Special Warranty Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Form of General Assignment and Assumption
Exhibit E	Form of Assignment and Assumption of Leases and Security Deposits
Exhibit F	Form of Notice to Vendor Regarding Termination of Contract
Exhibit G	Form of Tenant Notification
Exhibit H	Form of Lead Paint Disclosure

SCHEDULES
Schedule 1	Defined Terms

iii

PURCHASE AND SALE CONTRACT
THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 28th day of August, 2014 (the “Effective Date”), by and between NATIONAL PROPERTY INVESTORS 6, a California limited partnership, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“Seller”), and DRA FUND VIII LLC, a Delaware limited liability company, having a principal address at 220 East 42nd Street, 27th Floor, New York, New York 10017 (“Purchaser”).
NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:
RECITALS

A.    Seller owns the real estate located in Towson, Baltimore County, Maryland, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Colony at Kenilworth Apartments.
B.    Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.
ARTICLE IDEFINED TERMS
Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.
ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1.    Purchase and Sale. Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.
2.2.    Purchase Price and Deposit. The total purchase price (“Purchase Price”) for the Property shall be an amount equal to $46,010,000.00, payable by Purchaser, as follows:
2.2.1.    Within 2 Business Days following the Effective Date, Purchaser shall deliver to Stewart Title Guaranty Company, 1980 Post Oak Boulevard, Suite 610, Houston, Texas, 77056, Attn: Ms. Wendy Howell (“Escrow Agent” or “Title Insurer”) an initial deposit (together with the Adjournment Deposit, if any, the “Deposit”) of $1,000,000.00 by wire transfer of immediately available funds (“Good Funds”).
2.2.2.    [intentionally omitted]
2.2.3.    The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 3:00 p.m. on the Closing

Date (subject to any earlier wire deadline imposed by the holder of the Note in connection with the Loan Payoff).
2.3.    Escrow Provisions Regarding Deposit.
2.3.1.    Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract. Escrow Agent shall invest the Deposit in an FDIC-insured, interest-bearing bank account or FDIC-insured money market fund reasonably approved by Purchaser and Seller, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.
2.3.2.    Escrow Agent shall hold and apply the Deposit in strict accordance with the terms of this Contract. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.
2.3.3.    Except for the return of the Deposit to Purchaser as a result of Purchaser exercising its termination right under Section 3.2 below (in which event Escrow Agent shall promptly release the Deposit to Purchaser on demand for any or no reason at all), if prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator’s decision. However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser’s obligations set forth in Section 3.5.2.
2.3.4.    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties and shall not be liable for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence. Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.
2.3.5.    The parties shall deliver to Escrow Agent an executed copy of this Contract. Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s closing instruction letter delivered at Closing and the provisions of this Section 2.3.

2.3.6.    Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code. Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

ARTICLE III
FEASIBILITY PERIOD

3.1.    Feasibility Period. Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including October 15, 2014 (the “Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “Inspections”).
3.2.    Expiration of Feasibility Period. If for any reason (including without limitation any of the matters investigated pursuant to Section 3.1 or for any title or survey matters), or for no reason whatsoever, Purchaser desires to terminate this Contract in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Contract by giving written notice to that effect to Seller and Escrow Agent no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period. If Purchaser provides such notice, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall return the Deposit to Purchaser. If Purchaser fails to provide Seller with written notice of termination prior to the expiration of the Feasibility Period, Purchaser’s right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit shall be non-refundable except as otherwise expressly set forth in this Contract, and Purchaser’s obligation to purchase the Property shall be conditional only as provided in Section 8.1.
3.3.    Conduct of Investigation. Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser. Purchaser shall give reasonable advance notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property. Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

3.4.    Purchaser Indemnification.
3.4.1.    Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to the Property during the Feasibility Period or otherwise. Purchaser shall, however, not be liable for any damages incurred by Seller resulting arising from Seller’s gross negligence, willful misconduct or breach of this Agreement or from the mere discovery by Purchaser of a pre-existing condition at or with regard to the Property; provided, however, that if Purchaser proceeds with acquisition of the Property after the expiration of the Feasibility Period, Purchaser shall accept the Property with such pre-existing condition and assume any liabilities associated therewith.
3.4.2.    Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Purchaser desires to perform any invasive tests, Purchaser shall give prior written notice thereof to Seller, which notice shall be accompanied by a detailed description and plan of the invasive tests Purchaser desires to perform. Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any material injury to the Property or breach of any material contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein. Purchaser shall, at Purchaser’s sole cost and expense, and in accordance with all applicable environmental laws, dispose of any hazardous materials which have been specifically removed from or at the Property by Purchaser or its agents, representatives, employees or designees in connection with Purchaser’s environmental studies. Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section. No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller. Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III. Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located. Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to Purchaser’s or Purchaser’s Consultants’ entry onto the Property.

3.5.    Property Materials.
3.5.1.    Within 3 Business Days after the Effective Date, and to the extent the same have not already been provided by Seller to Purchaser, Seller agrees to use reasonable efforts to deliver to Purchaser, or at Seller’s option make available at the Property, copies of such documents and information concerning the Property that are in Seller’s possession or reasonable control, other than such documents and information that Seller deems to be confidential or proprietary (collectively, the “Materials”).
3.5.2.    Except as expressly set forth in Seller’s Representations, Seller makes no representations or warranties, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed. All Materials are provided for informational purposes only, and Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials, and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property. All Materials and Third-Party Reports shall be destroyed by Purchaser if this Contract is terminated for any reason (except to the extent that digital copies may have been automatically made and stored as part of an automatic data backup protocol).
3.5.3.    Not later than 3 Business Days after the Effective Date, and to the extent the same has not already been provided by Seller to Purchaser, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll for the Property, which is the rent roll Seller uses in the ordinary course of operating the Property (the “Rent Roll”). Seller makes no representations or warranties regarding the Rent Roll other than the express representation set forth in Section 6.1.5.
3.5.4.    Not later than 3 Business Days after the Effective Date, and to the extent the same has not already been provided by Seller to Purchaser, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts (the “Property Contracts List”) and a list of the current Utility Contracts. Seller makes no representations or warranties regarding the Property Contracts List other than the express representations set forth in Section 6.1.6.
3.6.    Property Contracts and Utility Contracts. On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the “Property Contracts and Utility Contracts Notice”) specifying any Property Contracts and Utility Contracts which Purchaser desires to terminate at the Closing (the “Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract or Utility Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties or damages, including liquidated damages. If Purchaser fails to deliver the Property Contracts and Utility Contracts Notice on or before the expiration of the Feasibility Period, then there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing. If Purchaser delivers the Property Contracts and Utility Contracts

Notice to Seller on or before the expiration of the Feasibility Period, then Seller shall execute and deliver, on or before Closing, a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the “Vendor Terminations”). To the extent that any Property Contract or Utility Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Purchaser and Seller shall attempt to obtain from each applicable vendor a consent (each a “Required Assignment Consent”) to such assignment, and Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller’s Indemnified Parties from and against any and all Losses arising from or related to a failure to obtain such consents.
3.7.    Inventory and Supplies.  Purchaser acknowledges that Seller has contracted with Wilmar (the “Supply Contract”) for the procurement and supply of building parts, fixtures, supplies, equipment and materials (collectively, the “Supplies”) and that pursuant to the Supply Contract, the Supplies at the Property are owned by Wilmar until actually used or put into service by Seller at the Property.  The Supply Contract may not be assumed by Purchaser but Purchaser may contact Wilmar to request a new contract for services and supplies.  Seller shall pay all fees and costs associated with terminating the Supply Contract. If Purchaser enters into a new contract with Wilmar to be effective upon Closing, the Supplies will remain at the Property in accordance with such new contract.  If the Purchaser does not enter into a contract with Wilmar for the continuation of services and supplies from and after Closing, Purchaser acknowledges that Purchaser shall have no right to use any of the Supplies after the Closing and Wilmar will have the right to remove the Supplies from the Property within 5 days after Closing.  In any event and notwithstanding any provision of this Agreement to the contrary, no adjustments or prorations will be made at Closing for the value of any Supplies or the use thereof prior to Closing and any Supplies used after the Closing shall be at the sole cost and expense of Purchaser.
3.8.    Inventory of Fixtures and Tangible Personal Property. Prior to the Effective Date, Seller delivered to Purchaser an inventory (the “F&PP Inventory”) of Fixtures and Tangible Personal Property located at the Property within the management offices, maintenance facilities (if any) and recreational facilities of the Property (and including a list of maintenance vehicles and equipment), but such F&PP Inventory does not include any Fixtures and Tangible Personal Property located within the apartment units which are leased at the Properties. On or before the expiration of the Feasibility Period, Purchaser shall be responsible for (a) reviewing the F&PP Inventory, (b) inspecting the Property for accuracy of such F&PP Inventory, and (c) inspecting the apartment units at the Property to determine the Fixtures and Tangible Personal Property located therein (if any). Seller shall modify and update the F&PP Inventory prior to Closing to account for any mutually agreed upon inaccuracies discovered by Purchaser and/or to include Fixtures and Tangible Personal Property located in the apartments units identified by Purchaser.

ARTICLE IV
TITLE

4.1.    Title Documents. Within 5 days after the Effective Date, Seller shall cause to be delivered to Purchaser a standard form commitment or preliminary title report (“Title Commitment”) to provide a standard American Land Title Association owner’s title insurance policy for the Land and Improvements, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to the Purchase Price (the “Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”). Seller shall be responsible only for payment of the base premium for the Title Policy. Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.
4.2.    Survey. Subject to Section 3.5.2, within 3 Business Days after the Effective Date, Seller shall deliver to Purchaser any existing survey of the Property (the “Existing Survey”). Purchaser may, at its sole cost and expense, order a new or updated survey of the Property either before or after the Effective Date (such new or updated survey, together with the Existing Survey, is referred to herein as the “Survey”).
4.3.    Objection and Response Process. On or before the date which is 25 days after the Effective Date (the “Objection Deadline”), Purchaser shall give written notice (the “Objection Notice”) to the attorneys for Seller of any matter set forth in the Title Documents and the Survey to which Purchaser objects (the “Objections”). If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey. On or before 28 days after the Effective Date (the “Response Deadline”), Seller may, in Seller’s sole discretion, give Purchaser notice (the “Response Notice”) of those Objections which Seller is willing to cure, if any. Seller shall be entitled to reasonable adjournments of the Closing Date to cure the Objections, not to exceed 30 days in the aggregate; provided, however, that Seller may not adjourn the Closing Date beyond the day that Purchaser’s lender’s commitment to provide financing expires. If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice. If Purchaser is dissatisfied with the Response Notice or the lack of Response Notice, Purchaser may, as its exclusive remedy, exercise its right to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of Section 3.2. If Purchaser fails to timely exercise such right, Purchaser shall be deemed to accept the Title Documents and Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price.
4.4.    Permitted Exceptions. The Deed delivered pursuant to this Contract shall convey good and marketable title to the Property, insured by the Title Company at its regular rates for regular risks pursuant to the standard stipulations and conditions of a standard American Land Title Association owner’s title insurance policy in the form customarily issued by Title Company in the State of Maryland, subject only to the following, all of which shall be deemed “Permitted Exceptions”:

4.4.1.    All matters shown in the Title Documents and the Survey, other than (a) those Objections, if any, which Seller has agreed to cure pursuant to the Response Notice under Section 4.3, (b) mechanics’ liens and taxes due and payable with respect to the period preceding Closing, (c) the standard exception regarding the rights of parties in possession, which shall be modified to be limited to those parties in possession pursuant to the Leases, and (d) the standard exception pertaining to taxes and assessments, which shall be limited to taxes and assessments not yet due and payable as of the Closing Date;
4.4.2.    All Leases;
4.4.3.    Applicable zoning and governmental regulations and ordinances;
4.4.4.    Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.
4.5.    Existing Deed of Trust and Monetary Liens. It is understood and agreed that, whether or not Purchaser gives an Objection Notice with respect thereto, any deeds of trust and/or mortgages which secure the Note (collectively, the “Deed of Trust”) and any other monetary liens for up to $100,000.00 shall not be deemed Permitted Exceptions, whether Purchaser gives further written notice of such or not, and shall be paid off, satisfied, discharged and/or cured from proceeds of the Purchase Price at Closing.
4.6.    Subsequently Disclosed Exceptions. If at any time after the expiration of the Feasibility Period, any update to the Title Commitment or Existing Survey discloses any additional item that materially adversely affects title to the Property which was not disclosed on any version of or update to the Title Commitment delivered to Purchaser during the Feasibility Period (the “New Exception”), Purchaser shall have a period of 5 days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception. If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure the New Exception. If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, not to exceed 30 days in the aggregate; provided, however, that Seller may not adjourn the Closing Date beyond the day that Purchaser’s lender’s commitment to provide financing expires. If Seller fails to deliver a notice to Purchaser within 3 days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception. If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either: (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception. If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentence within 6 days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7.    Purchaser Financing. Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.
4.8.    Housing Assistance Program Vouchers. If there are any tenants with HAP Tenant Based Voucher Contracts, Purchaser acknowledges that the HAP Tenant Based Voucher Contract(s) require(s) the satisfaction by Purchaser of certain requirements as set forth therein and established by the local housing authorities (collectively, the “Housing Authority”) to allow for the assumption of the HAP Tenant Based Voucher Contract(s), Purchaser agrees that, at the Closing, either (a) Purchaser shall assume all obligations under the HAP Tenant Based Voucher Contract(s) and accept title to the applicable Property subject to the same, or (b) the existing HAP Tenant Based Voucher Contract(s) shall be terminated, and Purchaser shall enter into replacement HAP Tenant Based Voucher Contract(s) which are acceptable to the Housing Authority (collectively, the foregoing (a) and (b) referred to herein as the “HAP Tenant Based Voucher Assumption”).

ARTICLE V
CLOSING

5.1.    Closing Date. The Closing shall occur on October 30, 2014 (the “Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. Notwithstanding the foregoing, Seller or Purchaser, upon written notice to the other party (the “Adjournment Notice”) on or before the date that is 5 days prior to the scheduled Closing Date, shall have a one-time right to adjourn the Closing for (i) a period of up to 15 days following the scheduled Closing Date or (ii) the number of days required to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur, time being of the essence, provided that such Adjournment Notice shall set forth the new Closing Date. No such extension of the Closing Date shall extend the Closing beyond the outside date for closing under Purchaser’s loan commitment from its lender. Simultaneously with Purchaser’s sending of such Adjournment Notice to Seller, Purchaser shall deposit with Escrow Agent an additional non-refundable deposit of $500,000.00, which shall be added to and become a part of the Deposit and shall be disbursed by Escrow Agent in accordance with the provisions hereof governing the Deposit.

5.2.    Seller Closing Deliveries. Except for the closing statement which shall be delivered on or before the Closing Date, Seller shall deliver to Escrow Agent, each of the following items no later than 1 Business Day prior to the Closing Date:
5.2.1.    One original of a Special Warranty Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions, executed by Seller.
5.2.2.    Four originals of a Bill of Sale in the form attached as Exhibit C, executed by Seller.
5.2.3.    Four originals of a General Assignment in the form attached as Exhibit D (the “General Assignment”), executed by Seller.

5.2.4.    Four originals of an Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”), executed by Seller.
5.2.5.    Seller’s counterpart signature to the closing statement prepared by Title Insurer.
5.2.6.    A title affidavit or an indemnity form reasonably acceptable to Seller, executed by Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.
5.2.7.    A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, executed by Seller.
5.2.8.    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.
5.2.9.    An updated Rent Roll effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.
5.2.10.    An updated Property Contracts List effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.
5.2.11.    Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable laws to be executed by Seller or otherwise reasonably necessary in order to consummate the transactions contemplated under terms of the Contract.
5.2.12.    Any necessary state, county or local governmental transfer tax forms or returns.
5.2.13.    Proof of termination of any property management or leasing agreement related to the Property.
5.3.    Purchaser Closing Deliveries. Except for: (i) the closing statement which shall be delivered on or before the Closing Date, and (ii) the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.3, Purchaser shall deliver to Escrow Agent, each of the following items no later than 1 Business Day prior to the Closing Date:
5.3.1.    The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Contract.
5.3.2.    Purchaser’s counterpart signature to the closing statement prepared by Title Insurer.

5.3.3.    Four countersigned counterparts of the General Assignment.
5.3.4.    Four countersigned counterparts of the Leases Assignment.
5.3.5.    Notification letters to all Tenants prepared and executed by Purchaser in the form attached hereto as Exhibit G, which shall be delivered to all Tenants by Purchaser immediately after Closing.
5.3.6.    Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.
5.3.7.    Any necessary state, county or local governmental transfer tax forms or returns.
5.3.8.    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.
5.3.9.    Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable law to be executed by Purchaser or otherwise reasonably necessary in order to consummate the transactions contemplated under this Contract.
5.4.    Closing Prorations and Adjustments.
5.4.1.    General. All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date. Seller shall prepare a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing and shall use good faith efforts to deliver such Proration Schedule 2 days prior to Closing.
5.4.2.    Operating Expenses. All of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date. For the avoidance of all doubt, there shall be no proration of expenses relating to employee payroll, management fees (or other expenses) payable under Seller’s property management agreement to be terminated at Closing, or Property Contracts not assumed by Purchaser.
5.4.3.    Utilities. The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date. Seller shall have no responsibility or liability for Purchaser’s failure to arrange utility service for the Property as of the Closing Date. Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller’s Indemnified Parties from and against any and all Losses arising from or related to Purchaser’s failure to arrange utility service as of the Closing Date.
5.4.4.    Real Estate Taxes. Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount). The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.
5.4.5.    Property Contracts. Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2. Notwithstanding the foregoing, Seller shall be entitled to retain 20% of any unamortized "upfront" or "bonus" fees payable to the property owner before or upon contract commencement under any telecommunication tenant-marketed/bulk services Property Contract. The remainder of any such unamortized fees shall be credited to Purchaser at Closing. Such fees shall be amortized over the initial term of the applicable Property Contract (not including any extension or renewal options). For purposes of illustration only, if Seller received a $10,000 upfront bonus on a 5 year bulk services Property Contract, and the Closing occurs on the fourth anniversary of such Property Contract, the unamortized amount to be prorated shall be $2,000, of which Seller shall retain $400 and Purchaser shall be credited $1,600.
5.4.6.    Leases.
5.4.6.1    All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date. Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date. Seller shall receive all collected rent and income attributable to dates prior to the Closing Date. In addition, with respect to the rebilling contract for the Property, Seller shall receive a credit at Closing equal to the one month average of the amount of the monthly utility bill associated with the Property for the preceding 12 months, plus a credit for the prorated portion of the month of Closing, less a 5% discount on such amount. Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”). In adjusting for Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller all Uncollected Rents actually collected after Closing on or before 90 days after Closing. For a period of 90 days following Closing, Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to take reasonable actions (which shall not include an obligation to commence legal action) to collect Uncollected Rents. Notwithstanding the foregoing, Purchaser’s obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Purchaser’s collection of rents shall be applied, first, towards current rent due and owing under the Leases, second, to Purchaser’s reasonable third-party costs of such collection, and third, to Uncollected Rents. After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided however, that the foregoing right of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to evict any Tenants in any action to collect Uncollected Rents. Purchaser agrees to reasonably cooperate with Seller in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing; provided, however, that Purchaser’s obligation to reasonably cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.
5.4.6.2    At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the “Tenant Security Deposit Balance”). Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser. The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.
5.4.6.3    To the extent there exist on the Closing Date any free rentals respecting any of the Leases or any Tenants have paid any amounts under a Lease more than one month in advance, Purchaser shall be entitled to a credit in the full amount thereof against the Purchase Price.
5.4.7.    Insurance. No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser. Seller shall have the risk of loss of the Property until 11:59 p.m. the day prior to Closing Date (“Risk of Loss Transfer”), after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.
5.4.8.    Employees. All of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date.
5.4.9.    Closing Costs. Purchaser shall pay any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1 and one-half of any transfer, sales, use, gross receipts or similar taxes on the transfer of the Property and one-half of the customary closing costs of the Escrow Agent. Seller shall pay the base premium for the Title Policy to the extent required by Section 4.1, the cost of recording any instruments required to discharge any liens or encumbrances against the Property not caused by Purchaser’s actions, and one-half of any transfer, sales, use, gross receipts or similar taxes on the transfer of the Property and one-half of the customary closing costs of the Escrow Agent.
5.4.10.    Utility Contracts. Purchaser shall assume at Closing the obligations under any Utility Contracts not terminated by Purchaser in accordance with Section 3.6.
5.4.11.    Insurance Proceeds. If there is a casualty at the Property that occurs prior to the Closing Date and Seller assigns such insurance to Purchaser, the amount of any deductible under the applicable insurance policy shall be charged to Seller.
5.4.12.    Possession. Possession of the Property, subject to the Leases, Property Contracts, and Utility Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3. To the extent reasonably available to Seller, originals or copies of the Leases, Property Contracts, Utility Contracts and lease files, warranties, guaranties, operating manuals, keys to the property, and Seller’s books and records (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the Property shall be made available to Purchaser at the Property after the Closing. Purchaser agrees, for a period of not less than two (2) years after the Closing (the “Records Hold Period”), to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records that are in Purchaser’s possession for purposes of inspection and copying thereof, and (b) use commercially reasonable efforts to maintain and preserve Seller’s Property-Related Files and Records. If at any time after the Records Hold Period, Purchaser desires to dispose of Seller’s Property-Related Files and Records, Purchaser must first provide Seller prior written notice (the “Records Disposal Notice”). Seller shall have a period of 30 days after receipt of the Records Disposal Notice to enter the Property (or such other location where such records are then stored) and remove or copy those of Seller’s Property-Related Files and Records that Seller desires to retain.
5.4.13.    Loan Fees. To the extent that Seller’s prepayment penalty, payoff fee or other costs associated with the payoff of the Note are reduced by reason of Purchaser borrowing funds from the same lender as the lender holding the Note, 50% of any such savings shall be credited to Purchaser at Closing.

5.5.    Post Closing Adjustments. Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item described in Section 5.4 and/or on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of 90 days after Closing, or (b) subject to such 90-day period, unless such items exceed $5,000.00 in the aggregate.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1.    Seller’s Representations. Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1.
6.1.1.    Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and, subject to Section 8.2.5 has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse effect on Seller’s ability to consummate the transaction contemplated by this Contract or on the Property. Subject to Section 8.2.5, this Contract is a valid and binding agreement against Seller in accordance with its terms;
6.1.2.    Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;
6.1.3.    Except as disclosed to Purchaser as part of the Materials and based solely on a search of Seller’s internal litigation database, there are no material actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against the Property;
6.1.4.    To Seller’s knowledge, Seller has not received any written notice of any material default by Seller under any of the Property Contracts that will not be terminated on the Closing Date.
6.1.5.    To Seller’s knowledge, the Rent Roll (as updated pursuant to Section 5.2.9) is accurate in all material respects. The Rent Roll is the same as used in Seller’s ordinary course of business in operating the Property. To Seller’s knowledge, there are no oral or written leases or rights of occupancy for any portion of the Property other than the Leases described on the Rent Roll. To Seller’s knowledge, there is not now, and has not been in the past, an organized rent strike by the Tenants or any joint action by a tenant group to withhold rent from Seller.
6.1.6.    To Seller’s knowledge, the Property Contracts List (as updated pursuant to Section 5.2.10) is accurate in all material respects.
6.1.7.    To Seller’s knowledge, there is no condemnation proceeding either instituted or threatened pertaining to the Property.
6.1.8.    Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.
6.1.9.    To Seller's knowledge, Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property.
6.1.10.    Seller has not granted any option, right of first refusal or similar right in favor of any person to purchase or otherwise acquire the Property, any portion thereof or any interest therein, which will survive the Closing.
6.1.11.    The operating statements provided as part of the Materials are the operating statements used by Seller in the ordinary course of its business.
6.1.12.    Seller is not a Prohibited Person.
6.1.13.    To Seller’s knowledge, except for third party persons who hold direct or indirect ownership interests in Seller, none of Seller’s affiliates or parent entities is a Prohibited Person.
6.1.14.    To Seller’s knowledge, except for third party persons who hold direct or indirect ownership interests in Seller, the Property is not the property of or beneficially owned by a Prohibited Person.
6.1.15.    To Seller’s knowledge, except for third party persons who hold direct or indirect ownership interests in Seller, the Property is not the proceeds of specified unlawful activity as defined in 18 U.S.C. §1956(c)(7).
6.1.16.    As of Closing, Seller shall have no employees.
6.1.17.    All environmental reports or property condition reports prepared by a third party environmental or engineering consultant and in the possession of Seller shall be included as part of the Materials made available to Purchaser.
6.1.18.    To Seller’s knowledge, there are not now presently pending any special assessments with respect to any portion of the Property.

6.2.    AS-IS. Except as otherwise expressly set forth in Seller’s Representations:
6.2.1.    The Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”
6.2.2.    The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller’s Representations). Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions in the Materials, or on account of any conditions affecting the Property.
6.2.3.    Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions in the Materials.
6.2.4.    Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property. If Seller provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties. Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.
6.2.5.    Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants. Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.
6.3.    Survival of Seller’s Representations. Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of 9 months (the “Survival Period”). Seller shall have no liability after the Survival Period with respect to Seller’s Representations contained herein except to the extent that Purchaser has initiated litigation against Seller during the Survival Period for breach of any of Seller’s Representations. Under no circumstances shall Seller be liable to Purchaser for more than $850,000 in any individual instance or in the aggregate for all breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000. In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had actual knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.
6.4.    Definition of Seller’s Knowledge. Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry. For purposes of this Contract, the term Seller’s “knowledge” shall mean and refer only to actual knowledge of the Regional Property Manager and the Community Manager and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Regional Property Manager and Community Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Regional Property Manager and Community Manager any individual personal liability. As used herein, the term “Regional Property Manager” shall refer to Jason Kessler who is the regional property manager handling this Property and the term “Community Manager” shall refer to Rebecca Kiefer who is the community manager handling this Property.
6.5.    Representations and Warranties of Purchaser. For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:
6.5.1.    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.
6.5.2.    Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which

Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Contract. This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.
6.5.3.    No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.
6.5.4.    Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.
6.5.5.    The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.
6.5.6.    Purchaser is not a Prohibited Person.
6.5.7.    To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.
6.5.8.    The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.
6.5.9.    The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE VII
OPERATION OF THE PROPERTY

7.1.    Leases and Property Contracts. During the period of time from the Effective Date to the Closing Date, in the ordinary course of business Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, any new or renewed Leases shall not have a term in excess of 15 months or less than 9 months and any new Property Contract shall be terminable upon 30 days’ notice without penalty.

7.2.    General Operation of Property. Except as specifically set forth in this Article VII, Seller shall operate the Property after the Effective Date in the ordinary course of business, and except as necessary in Seller’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.
7.3.    Liens. Other than utility easements and temporary construction easements granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed. If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.
7.4.    Zoning. Seller shall not initiate any change to zoning presently applicable to all or any part of the Property without the written consent of Purchaser.
7.5.    Management Agreement. As of Closing, the existing management agreement relating to the Property shall be terminated.
7.6.    Rent-Ready Units. Seller agrees that at the Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to $750.00 per Tenant unit that is not in Rent-Ready Condition on the Closing Date and which was vacated by the prior Tenant at least 7 days prior to the Closing.
7.7.    Delivery of Notices. From and after the Effective Date, Seller shall promptly deliver to Purchaser copies of any material written notices received by Seller at its Denver, Colorado office pertaining to the Property.
7.8.    Tax Reduction Proceedings. Seller shall not commence any tax protest or reduction proceedings pertaining to the Property after the Effective Date without first consulting Purchaser.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1.    Purchaser’s Conditions to Closing. Purchaser’s obligation to close under this Contract, shall be subject to and conditioned upon the fulfillment of the following conditions precedent:
8.1.1.    All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;
8.1.2.    Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3.    Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder;
8.1.4.    Neither Seller nor Seller’s general partner shall be a debtor in any bankruptcy proceeding;
8.1.5.    There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller any litigation threatened which if adversely determined would restrain the consummation of the transactions contemplated by this Contract or declare illegal, invalid or non-binding any of the covenants or obligations of Seller; and
8.1.6.    Title Company shall be irrevocably committed to issue the Title Policy (subject to payment of the premium therefor) in accordance with Article 4 above.
Notwithstanding anything to the contrary, there are no other conditions to Purchaser’s obligation to Close except as expressly set forth in this Section 8.1. If any condition set forth in this Section 8.1 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (c) if such failure constitutes a default by Seller of its covenants hereunder, exercise any of its remedies pursuant to Section 10.2.
8.2.    Seller’s Conditions to Closing. Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:
8.2.1.    All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;
8.2.2.    Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;
8.2.3.    Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;
8.2.4.    Neither Purchaser nor Purchaser’s managing member shall be a debtor in any bankruptcy proceeding;
8.2.5.    Seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated hereby, including, without limitation, a tax free exchange pursuant to Section 13.18 (and the amendment of Seller’s (or Seller’s affiliates’) partnership or other organizational documents in connection therewith), (a) from Seller’s partners, members, managers, shareholders or directors to the extent required by Seller’s (or Seller’s affiliates’) organizational documents, and (b) as required by law;
8.2.6.    There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser; and
8.2.7.    The Loan Payoff shall have occurred (provided Seller has provided the requisite advance notice of prepayment to the holder or servicer of the Note).
If any of the foregoing conditions to Seller’s obligations to close with respect to the conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, (b) except as expressly set forth in the last sentence of this paragraph, terminate this Contract, or (c) if such failure constitutes a default by Purchaser, exercise any of its remedies pursuant to Section 10.1. With respect to the condition set forth in Section 8.2.5, Seller shall provide Purchaser with regular updates on the status of its solicitation for consent and shall, specifically, advise Purchaser (i) within 13 days after the Effective Date whether consent solicitations have been mailed and (ii) not later than the day on which the Feasbility Period expires, whether the condition set forth in Section 8.2.5 has been satisfied. With respect to the condition set forth in Section 8.2.7, Seller shall not be entitled to terminate this Contract but shall instead only be permitted to extend the Closing Date by up to 5 days so as to accommodate the satisfaction of such condition.

ARTICLE IX
BROKERAGE

9.1.    Indemnity. Seller represents and warrants to Purchaser that it has dealt only with Jones Lang LaSalle Americas, Inc. (“Broker”) in connection with this Contract. Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2.    Broker Commission. If Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract. Broker shall not be deemed a party or third party beneficiary of this Contract. As a condition to Seller’s obligation to pay the commission, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein.

ARTICLE X
DEFAULTS AND REMEDIES

10.1.    Purchaser Default. If Purchaser defaults on its obligations hereunder to (a) deliver the Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price in accordance with Article II and close on the purchase of the Property on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. If Purchaser defaults on any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty. Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2.    Seller Default. If Seller (i) defaults on its obligations hereunder to deliver to Escrow Agent the deliveries specified under Section 5.2 on the date required thereunder, or to close on the sale of the Property on the Closing Date, or (ii) prior to the Closing defaults on its covenants or obligations under this Contract, and such default continues for more than 10 days after written notice from Purchaser, then, at Purchaser’s election and as Purchaser’s exclusive remedy, Purchaser may either (a) terminate this Contract, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (including the cost of Purchaser’s due diligence and the cost of third-party reports and documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $100,000 in the aggregate (subject to the sentence below), or (b) subject to the conditions below, seek specific performance of Seller’s obligation to close on the sale of the Property pursuant to this Contract (but not damages). The cap on Purchaser’s recoverable out-of-pocket expenses and costs set forth in (a) above shall be increased to $700,000 in the event Seller’s default is (or includes) a refusal to fullfill Seller’s obligation to close on the sale of the Property pursuant to the terms of this Contract. Purchaser may seek specific performance of Seller’s obligation to close on the sale of the Property pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall (x) not otherwise be in default under this Contract; and (y) file suit therefor with the court on or before the

90th day after the Closing Date. If Purchaser fails to file an action for specific performance within 90 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above. Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence. Notwithstanding anything to the contrary in the foregoing, if specific performance is unavailable as a remedy due to the willful actions of Seller to avoid this Contract, Purchaser may pursue an action against Seller for its actual damages. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT. UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT. PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY. The provisions of this Section 10.2 shall survive the termination of this Agreement.
ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1.    Major Damage. In the event that the Property is damaged or destroyed by fire or other casualty prior to Risk of Loss Transfer, and (i) the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “Repairs”) is more than $750,000.00 or (ii) the damage and destruction is reasonably anticipated by Purchaser to permanently and materially adversely affect access, use or parking at the Property after Closing (either, “Major Damage”), then Seller shall have no obligation to make such Repairs and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”). If there is a Major Damage, then Purchaser may elect, by delivering written notice to Seller on or before the earlier of (x) Closing and (y) the date which is 10 days after Purchaser’s receipt of the Damage Notice, to terminate this Contract, in which event the Deposit shall be returned to Purchaser. In the event Purchaser fails to timely terminate this Contract pursuant to this Section 11.1, this transaction shall be closed in accordance with Section 11.3 below.

11.2.    Minor Damage. In the event that the Property is damaged or destroyed by fire or other casualty prior to Risk of Loss Transfer, and there is no Major Damage, then this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty. In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing. Regardless of Seller’s election to commence such Repairs, or Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.
11.3.    Closing. In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller’s election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Seller and Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably acceptable to both parties) of Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith; or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs). Should the parties proceed under (i) above, Seller shall seek, but shall not be required to obtain, a letter addressed to Purchaser from each of its applicable insurance carriers agreeing not to deny Purchaser full coverage under such policy for the loss or damage payable with respect to such casualty. In the event of a casualty as set forth in Section 11.2, at Closing Seller shall credit to Purchaser an amount equal to the estimated rent loss insurance coverage that would otherwise be payable under Seller’s insurance for the period following Closing (not to exceed 6 months), as determined by an insurance adjustor selected by Seller.
11.4.    Repairs. To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing. To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs; provided, however, that (except in the event of emergency, as determined in Seller’s sole discretion) Seller will consult with Purchaser prior to entering into any such contract if Purchaser will likely have to assume such Contract. Notwithstanding the foregoing to the contrary, Seller retains the sole right and authority to enter into any such contract.

ARTICLE XII
EMINENT DOMAIN

12.1.    Eminent Domain. In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Seller shall give written notice thereof promptly to Purchaser. Purchaser shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice within 10 days after Purchaser’s receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder. If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award. It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property. Unless this Contract is terminated pursuant to this Section 12.1, Seller shall not settle any claim on account of an eminent domain or transfer in lieu thereof without Purchaser’s prior written consent, which consent shall not be unreasonably withheld.

ARTICLE XIII
MISCELLANEOUS

13.1.    Binding Effect of Contract. This Contract shall not be binding on either party until executed by both Purchaser and Seller. Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness. Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.
13.2.    Exhibits and Schedules. All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.
13.3.    Assignability. Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller. Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) the purchasing entity’s majority economic interests are owned directly or indirectly by an entity advised or managed by DRA Advisors LLC, (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than 10 days prior to the Closing Date. As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.
13.4.    Captions. The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5.    Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.
13.6.    Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter. All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:
To Purchaser:
c/o DRA Advisors LLC
220 East 42nd Street
27th Floor
New York, New York 10017
Attention:    Adam Breen
Telephone:    212-973-3840
Email:    abreen@draadvisors.com

with copy to:

Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention:     Martin Luskin, Esquire and Pelayo Coll, Esquire
Telephone:     212-885-5311 (Luskin) and 215-569-5654 (Coll)
Email:         mluskin@blankrome.com and coll@blankrome.com

To Seller:
National Property Investors 6
c/o AIMCO

4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
Attention:     Mark Reoch
Telephone:     303-691-4337
Facsimile:     303-300-3261
Email:     mark.reoch@aimco.com

And:

National Property Investors 6
c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
Attention:     Mr. John Bezzant
Telephone:     303-793-4774
Facsimile:     720-493-6528
Email:     john.bezzant@aimco.com

with copy to:

AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
Attention:     Ken Diamond, Esq.
Telephone:     303-691-4763
Email:     ken.diamond@aimco.com

and a copy to:

Jones Lang LaSalle Americas, Inc.
6903 Rockledge Drive, Suite 800
Bethesda, Maryland 20817
Attention:    Scott Melnick
Telephone:    301-564-6619
Email:        scott.melnick@am.jll.com

and a copy to:

Ballard Spahr LLP
1225 17th Street, Suite 2300
Denver, Colorado 80202
Attention:     Joseph E. Lubinski

Telephone:     303-292-2400
Facsimile:     303-296-3956
Email:        lubinskij@ballardspahr.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:
Stewart Title Guarantee Company
1980 Post Oak Boulevard, Suite 610
Houston, Texas 77056
Attention:    Wendy Howell
Telephone:    713-625-8161
Email:        whowell@stewart.com
Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.
13.7.    Governing Law and Venue. The laws of the State of Maryland shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof. All claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.
13.8.    Entire Agreement. This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.
13.9.    Amendments. This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.
13.10.    Severability. In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.
13.11.    Multiple Counterparts/Facsimile Signatures. This Contract may be executed in a number of identical counterparts. This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12.    Construction. No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.
13.13.    Confidentiality. Seller and Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that each may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to its current and/or prospective lenders, investors, officers, directors, and trustees and Consultants. Furthermore, Seller may disclose the terms and conditions of this Contract as is necessary, in Seller’s sole discretion, in order for Seller to fulfill the conditions set forth in Section 8.2.5, and to make any public disclosures required under federal or state securities laws or regulations. Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its current and/or prospective lenders, investors, officers, directors, and trustees and Consultants, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion. In addition, each party shall use its reasonable efforts to prevent its current and/or prospective lenders, investors, officers, directors, and trustees and Consultants from divulging any such confidential information to any unrelated third parties except for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract. Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.
13.14.    Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.
13.15.    Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.
13.16.    Attorneys Fees. In the event either party hereto commences litigation against the other to enforce its rights hereunder, the substantially prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation, including the cost of in-house counsel and any appeals.
13.17.    Time Zone/Time Periods. Any reference in this Contract to a specific time shall refer to the time in the time zone where the Property is located. (For example, a reference to 3:00 p.m. refers to 3:00 p.m. MST if the Property is located in Denver, Colorado.) Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18.    1031 Exchange. Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange for either Purchaser or Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service. Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein.
13.19.    No Personal Liability of Officers, Trustees or Directors. Purchaser acknowledges that this Contract is entered into by Seller which is a California limited partnership, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract. Seller acknowledges that this Contract is entered into by Purchaser which is a Delaware limited liability company, and Seller agrees that none of Purchaser, or Purchaser’s partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, or agents shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.
13.20.    ADA Disclosure. Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”). The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.
13.21.    No Recording. Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion. If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract. Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records. This appointment shall be coupled with an interest and irrevocable.
13.22.    Relationship of Parties. Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.23.    AIMCO Marks. Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract. Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.
13.24.    Non-Solicitation of Employees. Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.
13.25.    Survival. Except for (a) all of the provisions of this Article XIII (other than Section 13.18); (b) Sections 2.3, 3.3, 3.4, 3.5, 4.8, 5.4, 5.5, 6.2, 6.3, 6.5, 9.1, 10.2 and 11.4; (c) any other provisions in this Contract, that by their express terms survive the termination of this Contract or the Closing; and (d) any payment or indemnity obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.
13.26.    Multiple Purchasers. As used in this Contract, the term “Purchaser” includes all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract. In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.
13.27.    WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CONTRACT.

ARTICLE XIV
LEAD–BASED PAINT DISCLOSURE

14.1.    Disclosure. Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

NATIONAL PROPERTY INVESTORS 6,
a California limited partnership

By:	NPI EQUITY INVESTMENTS, INC.,
a Florida corporation,
its general partner

By: /s/ Mark C. Reoch
Name: Mark C. Reoch
Title: Vice President, Transactions

Purchaser:

DRA FUND VIII LLC,
a Delaware limited liability company

By:	/s/ Brian T. Summers
Name:	Brian T. Summers
Title:	Vice President

SCHEDULE 1
DEFINED TERMS
1.1.    “ADA” shall have the meaning set forth in Section 13.20.
1.2.    “Adjournment Notice” shall have the meaning set forth in Section 5.1.
1.3.    “AIMCO” means Apartment Investment and Management Company.
1.4.    “AIMCO Marks” means all words, phrases, slogans, materials, software, proprietary systems, trade secrets, proprietary information and lists, and other intellectual property owned or used by Seller, the Property Manager, or AIMCO in the marketing, operation or use of the Property (or in the marketing, operation or use of any other properties managed by the Property Manager or owned by AIMCO or an affiliate of either Property Manager or AIMCO).
1.5.    “Broker” shall have the meaning set forth in Section 9.1.
1.6.    “Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the States of Colorado, Maryland or Texas.
1.7.    “Closing” means the consummation of the purchase and sale and related transactions contemplated by this Contract in accordance with the terms and conditions of this Contract.
1.8.    “Closing Date” means the date on which date the Closing of the conveyance of the Property is required to be held pursuant to Section 5.1.
1.9.    “Code” shall have the meaning set forth in Section 2.3.6.
1.10.    “Community Manager” shall have the meaning set forth in Section 6.4.
1.11.    “Consultants” shall have the meaning set forth in Section 3.1.
1.12.    “Damage Notice” shall have the meaning set forth in Section 11.1.
1.13.    “Deed” shall have the meaning set forth in Section 5.2.1.
1.14.    “Deed of Trust” shall have the meaning set forth in Section 4.5.
1.15.    “Deposit” shall have the meaning set forth in Section 2.2.1.
1.16.    “Escrow Agent” shall have the meaning set forth in Section 2.2.1.
1.17.    “Excluded Permits” means those Permits which, under applicable law, are nontransferable.
1.18.    “Existing Survey” shall have the meaning set forth in Section 4.2.

Schedule 1

1.19.    “F&PP Inventory” shall have the meaning set forth in Section 3.8.
1.20.    “Feasibility Period” shall have the meaning set forth in Section 3.1.
1.21.    “FHA” shall have the meaning set forth in Section 13.20.
1.22.    “Fixtures and Tangible Personal Property” means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property owned by Seller and located on the Land or in the Improvements as of the Effective Date, to the extent transferable, and used or usable in connection with the occupation or operation of all or any part of the Property; provided, however, that the term “Fixtures and Tangible Personal Property” specifically excludes any of the foregoing to the extent (a) the same are not owned by Seller (including, without limitation, if the same are leased by Seller or are owned or leased by any Tenant or guest, employee or other person furnishing goods or services to the Property), or (b) the same are owned by Seller but are not used exclusively for the business, operation or management of the Property. Notwithstanding the foregoing to the contrary, the term “Fixtures and Tangible Personal Property” specifically excludes (i) all mobile and personal communication devices, including, without limitation all cellular phones, smartphones, tablets, phablets, netbooks and check and credit card scanning devices and (ii) desktop, laptop and peripheral computers and hard drive devices together with related electronic devices, accessories, printers, monitors and keyboards.
1.23.    “General Assignment” shall have the meaning set forth in Section 5.2.3.
1.24.    “Good Funds” shall have the meaning set forth in Section 2.2.1.
1.25.    “HAP Tenant Based Voucher Assumption” shall have the meaning set forth in Section 4.8.
1.26.    “HAP Tenant Based Voucher Contract” shall mean any Housing Assistance Payment Contract which regulates Section 8 payments to the Property under existing vouchers issued by the applicable local housing authority.
1.27.    “Housing Authority” shall have the meaning set forth in Section 4.8.
1.28.    “Improvements” means all buildings and improvements located on the Land taken “as is.”
1.29.    “Inspections” shall have the meaning set forth in Section 3.1.
1.30.    “Land” means all of those certain tracts of land located in the State of Maryland described on Exhibit A, and all rights, privileges and appurtenances pertaining thereto, as more particularly described in the Deed.
1.31.    “Lease(s)” means the interest of Seller in and to all leases, subleases and other occupancy contracts, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Property and which are in force as of the Closing Date for the Property.

Schedule 1

1.32.    “Leases Assignment” shall have the meaning set forth in Section 5.2.4.
1.33.    “Loan Payoff” shall mean Seller’s payment in full of the Note.
1.34.    “Losses” shall have the meaning set forth in Section 3.4.1.
1.35.    “Major Damage” shall have the meaning set forth in Section 11.1.
1.36.    “Materials” shall have the meaning set forth in Section 3.5.
1.37.    “Miscellaneous Property Assets” means all contract rights, leases, concessions, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the Property and owned by Seller, excluding, however, (a) receivables, (b) Property Contracts, (c) Leases, (d) Permits, (e) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (f) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (g) utility and similar deposits, (h) insurance or other prepaid items, (i) Seller’s proprietary books and records, or (j) any right, title or interest in or to the AIMCO Marks. The term “Miscellaneous Property Assets” also shall include all of Seller’s rights, if any, in and to the name “Colony at Kenilworth” and to any internet domain name (but not the content of any website maintained by Seller or any of Seller’s affiliates) and phone numbers (which Purchaser acknowledges Seller cannot unilaterally assign), as they relate solely to use in connection with the Property (and not with respect to any other property owned or managed by Seller, Property Manager, AIMCO, or their respective affiliates).
1.38.    “New Exception” shall have the meaning set forth in Section 4.6.
1.39.    “New Exception Review Period” shall have the meaning set forth in Section 4.6.
1.1.    “Note” means, collectively, that certain (a) Amended and Restated Multifamily Note (Recast Transaction) in the original principal amount of $11,980,311.00, dated as of August 31, 2007, executed by Seller and payable to Federal Home Loan Mortgage Corporation; and (b) Multifamily Note in the original principal amount of $13,100,000.00, dated as of August 31, 2007, executed by Seller and payable to the order of Capmark Bank, as assigned to Federal Home Loan Mortgage Corporation.
1.2.    “Objection Deadline” shall have the meaning set forth in Section 4.3.
1.3.    “Objection Notice” shall have the meaning set forth in Section 4.3.
1.4.    “Objections” shall have the meaning set forth in Section 4.3.
1.5.    “Permits” means all licenses and permits granted by any governmental or quasi-governmental authority having jurisdiction over the Property owned by Seller and required in order to own and operate the Property.
1.6.    “Permitted Exceptions” shall have the meaning set forth in Section 4.4.

Schedule 1

1.7.    “Prohibited Person” means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.
1.8.    “Property” means (a) the Land and Improvements and all rights of Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Land and Improvements, (b) the Property Contracts and Utility Contracts (excluding those not assumed by Purchaser as provided in Section 3.6), Leases, Permits (other than Excluded Permits), and the right, if any, of Seller in and to the Fixtures and Tangible Personal Property, and (c) the Miscellaneous Property Assets owned by Seller which are located on the Property and used in its operation.
1.9.    “Property Contracts” means all contracts, agreements, equipment leases, purchase orders, maintenance, service, and similar contracts, excluding Leases, regardless of whether entered into by Seller, Property Manager, or an affiliate of either, which relate to the ownership, maintenance, construction or repair and/or operation of the Property, whether or not assignable by their terms, but not including (a) any national contracts entered into by Seller, Property Manager, or AIMCO with respect to the Property (i) which terminate automatically upon transfer of the Property by Seller, or (ii) which Seller, in Seller’s sole discretion, elects to terminate with respect to the Property effective as of the Closing Date, or (b) any cellular phone contract or property management contract for the Property. Property Contracts shall not include Utility Contracts.
1.10.    “Property Contracts List” shall have the meaning set forth in Section 3.5.4.
1.11.    “Property Contracts and Utility Contracts Notice” shall have the meaning set forth in Section 3.6.
1.12.    “Property Manager” means the current property manager of the Property.
1.13.    “Proration Schedule” shall have the meaning set forth in Section 5.4.1.
1.14.    “Purchase Price” means the consideration to be paid by Purchaser to Seller for the purchase of the Property pursuant to Section 2.2.
1.15.    “Purchaser” shall have the meaning set forth in Section 13.28.
1.16.    “Records Disposal Notice” shall have the meaning set forth in Section 5.4.11.
1.17.    “Records Hold Period” shall have the meaning set forth in Section 5.4.11.

Schedule 1

1.18.    “Regional Property Manager” shall have the meaning set forth in Section 6.4.
1.19.    “Rent-Ready Condition” means the physical condition to which Seller, in the ordinary course of its business, would prepare Tenant units in anticipation of renting such Tenant units to prospective tenants.
1.20.    “Rent Roll” shall have the meaning set forth in Section 3.5.3.
1.21.    “Repairs” shall have the meaning set forth in Section 11.1.
1.22.    “Required Assignment Consent” shall have the meaning set forth in Section 3.6.
1.23.    “Response Deadline” shall have the meaning set forth in Section 4.3.
1.24.    “Response Notice” shall have the meaning set forth in Section 4.3.
1.25.    “Risk of Loss Transfer” shall have the meaning set forth in Section 5.4.7.
1.26.    “Seller’s Indemnified Parties” shall have the meaning set forth in Section 3.4.1
1.27.    “Seller’s Property-Related Files and Records” shall have the meaning set forth in Section 5.4.11.
1.28.    “Seller’s Representations” shall have the meaning set forth in Section 6.1.
1.29.    “Supplies” shall have the meaning set forth in Section 3.7.
1.30.    “Supplies Contract” shall have the meaning set forth in Section 3.7.
1.31.    “Survey” shall have the meaning ascribed thereto in Section 4.2.
1.32.    “Survival Period” shall have the meaning set forth in Section 6.3.
1.33.    “Survival Provisions” shall have the meaning set forth in Section 13.25.
1.34.    “Tenant” means any person or entity entitled to occupy any portion of the Property under a Lease.
1.35.    “Tenant Deposits” means all security deposits, prepaid rentals, cleaning fees and other refundable deposits and fees collected from Tenants, plus any interest accrued thereon, paid by Tenants to Seller pursuant to the Leases. Tenant Deposits shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.
1.36.    “Tenant Security Deposit Balance” shall have the meaning set forth in Section 5.4.6.2.
1.37.    “Terminated Contracts” shall have the meaning set forth in Section 3.6.

Schedule 1

1.38.    “Third-Party Reports” means any reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third-party in connection with Purchaser’s investigation of the Property.
1.39.    “Title Commitment” shall have the meaning set forth in Section 4.1.
1.40.    “Title Documents” shall have the meaning set forth in Section 4.1.
1.41.    “Title Insurer” shall have the meaning set forth in Section 2.2.1.
1.42.    “Title Policy” shall have the meaning set forth in Section 4.1.
1.43.    “Uncollected Rents” shall have the meaning set forth in Section 5.4.6.1.
1.44.    “Utility Contract” means an agreement for the purchase of electricity, gas or other utility service for the Property or a group of properties (including the Property).
1.45.    “Vendor Terminations” shall have the meaning set forth in Section 3.6.

Schedule 1